Exhibit 99.1

Alliance Laundry Holdings LLC Reports 3rd Qtr 2005 Earnings

    RIPON, Wis.--(BUSINESS WIRE)--Nov. 10, 2005--Alliance Laundry Holdings LLC announced today results for the quarter and nine months ended September 30, 2005.
    Net revenues for the quarter ended September 30, 2005 increased $13.2 million, or 20.3%, to $78.4 million from $65.1 million for the quarter ended September 30, 2004. Net income for the quarter ended September 30, 2005 increased $0.4 million to $3.4 million from $3.0 million for the quarter ended September 30, 2004. Adjusted EBITDA(a) for the quarter ended September 30, 2005 was $14.1 million compared with Adjusted EBITDA of $13.2 million for the quarter ended September 30, 2004.
    The overall net revenue increase of $13.2 million was attributable to higher product revenues of $12.6 million and service parts revenue of $0.6 million. The increase in product revenue was due to higher North American commercial equipment revenue of $7.6 million, higher international revenue of $2.8 million and higher earnings from our off-balance sheet equipment financing program of $2.6 million, with lower U.S. consumer laundry revenue of $0.4 million.
    Net revenues for the nine months ended September 30, 2005 increased $29.1 million, or 14.2%, to $233.9 million from $204.8 million for the nine months ended September 30, 2004. Our net loss for the nine months ended September 30, 2005 was $30.7 million as compared to net income of $13.5 million for the nine months ended September 30, 2004. Adjusted EBITDA(a) for the nine months ended September 30, 2005 was $43.3 million as compared with Adjusted EBITDA of $44.3 million for the nine months ended September 30, 2004.
    In announcing the Company's results today, CEO and President Thomas F. L'Esperance said, "We are extremely pleased with our year over year net revenue growth of 20.3% for the third quarter of 2005. North American commercial equipment led the way for us. Additionally, we had a very strong international performance for the third quarter."
    "On October 14, 2005, we announced that we would be moving our Marianna operations to Ripon, Wisconsin. We expect the consolidation to be completed by the end of the third quarter of 2006. We expect there will be efficiencies as a result of the consolidation of the design and manufacturing of all of our product lines within one operation," said L'Esperance.

    Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under the well known brand names Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

    (a) Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. A reconciliation from Net (Loss) Income to EBITDA and from EBITDA to Adjusted EBITDA is provided under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Nine Months Ended September 30, 2005 of this press release.

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004.

    Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the quarter and nine months ended September 30, 2005.


                     ALLIANCE LAUNDRY HOLDINGS LLC
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (unaudited)
                            (in thousands)

                                           September 30, December 31,
                                               2005          2004
                                           ------------- -------------
                                             Successor    Predecessor
                  Assets
Current assets:
 Cash                                           $3,579       $11,471
 Accounts receivable, net                        8,546         5,611
 Inventories, net                               28,614        26,761
 Beneficial interests in securitized
  accounts receivable                           21,107        19,479
 Deferred income tax assets                      2,730             -
 Prepaid expenses and other                      3,433         1,088
                                          ------------- -------------
   Total current assets                         68,009        64,410

Notes receivable, net                            4,867         6,742
Property, plant and equipment, net              69,552        30,481
Goodwill                                       139,903        55,414
Beneficial interests in securitized
 financial assets                               16,717        19,379
Deferred income tax assets                       5,964             -
Debt issuance costs, net                        11,740         5,751
Other intangibles, net                         148,087         1,839
                                          ------------- -------------
   Total assets                               $464,839      $184,016
                                          ============= =============

     Liabilities and Member's Equity (Deficit)
Current liabilities:
 Current portion of long-term debt                  $-       $12,036
 Revolving credit facility                           -             -
 Accounts payable                                7,575        11,618
 Other current liabilities                      21,667        24,718
                                          ------------- -------------
   Total current liabilities                    29,242        48,372

Long-term debt:
 Senior credit facility                        187,000       118,218
 Senior subordinated notes                     149,313       110,000
 Junior subordinated note                            -        28,776
 Other long-term debt                                -           529

Deferred income tax liability                        -             -
Other long-term liabilities                      6,310         7,218
Mandatorily redeemable preferred
 interests                                           -         6,000
                                          ------------- -------------
   Total liabilities                           371,865       319,113

Commitments and contingencies (see Note)
Member's equity (deficit)                       92,974      (135,097)
                                          ------------- -------------
 Total liabilities and member's equity
  (deficit)                                   $464,839      $184,016
                                          ============= =============


                    ALLIANCE LAUNDRY HOLDINGS LLC
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                             (unaudited)
                            (in thousands)

                                           Three Months  Three Months
                                               Ended         Ended
                                           September 30, September 30,
                                               2005          2004
                                           ------------- -------------
                                             Successor    Predecessor
Net revenues:
  Commercial and consumer laundry               $68,438       $55,805
  Service parts                                   9,914         9,341
                                           ------------- -------------
                                                 78,352        65,146

Cost of sales                                    55,956        47,001
                                           ------------- -------------
Gross profit                                     22,396        18,145
                                           ------------- -------------

Selling, general and administrative expense       9,815         8,217
Securitization and other costs                       40             -
Transaction costs associated with sale of
 business                                             -             -
                                           ------------- -------------
Total operating expenses                          9,855         8,217
                                           ------------- -------------
   Operating income (loss)                       12,541         9,928

Interest expense                                  6,138         6,849
Loss from early extinguishment of debt                -             -
Costs related to abandoned public offerings           -            30
                                           ------------- -------------
Other income (expense), net                           -             -
                                           ------------- -------------
   Income (loss) before taxes                     6,403         3,049
Income tax (benefit) provision                    3,026            10
                                           ------------- -------------
   Net income (loss)                             $3,377        $3,039
                                           ============= =============


                    ALLIANCE LAUNDRY HOLDINGS LLC
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                             (unaudited)
                            (in thousands)

                              January 28,    January 1,   Nine Months
                              2005 through  2005 through     Ended
                             September 30,  January 27,  September 30,
                                 2005          2005          2004
                             ------------- ------------- -------------
                               Successor    Predecessor   Predecessor
Net revenues:
  Commercial and consumer
   laundry                       $185,767       $17,470      $176,023
  Service parts                    27,493         3,213        28,773
                             ------------- ------------- -------------
                                  213,260        20,683       204,796

Cost of sales                     164,374        15,585       144,761
                             ------------- ------------- -------------
Gross profit                       48,886         5,098        60,035
                             ------------- ------------- -------------

Selling, general and
 administrative expense            26,673         3,829        25,995
Securitization and other
 costs                              8,055             -             -
Transaction costs associated
 with sale of business                  -        18,790             -
                             ------------- ------------- -------------
Total operating expenses           34,728        22,619        25,995
                             ------------- ------------- -------------
   Operating income (loss)         14,158       (17,521)       34,040

Interest expense                   17,439           995        19,219
Loss from early
 extinguishment of debt                 -         9,867             -
Costs related to abandoned
 public offerings                       -             -         1,298
                             ------------- ------------- -------------
Other income (expense), net             -             -             -
                             ------------- ------------- -------------
   Income (loss) before taxes      (3,281)      (28,383)       13,523
Income tax (benefit)
 provision                           (995)            9            64
                             ------------- ------------- -------------
   Net income (loss)              $(2,286)     $(28,392)      $13,459
                             ============= ============= =============


                     ALLIANCE LAUNDRY HOLDINGS LLC
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (unaudited)
                            (in thousands)

                              January 28,   January 1,    Nine Months
                             2005 through  2005 through      Ended
                             September 30,  January 27,  September 30,
                                 2005          2005          2004
                             ------------- ------------- -------------
                               Successor    Predecessor   Predecessor
Cash flows from operating
 activities:
  Net income (loss)               $(2,286)     $(28,392)      $13,459
  Adjustments to reconcile
   net income (loss) to net
   cash provided by (used in)
   operating activities:
      Depreciation and
       amortization                14,743           526         7,585
      Non-cash interest              (680)          351         3,456
      Non-cash incentive unit
       compensation                     -         1,089           540
      Non-cash debt financing
       write-off                        -         5,751             -
      Non-cash loss from
       early extinguishment
       of debt                          -             -             -
      Non-cash inventory
       expense                      6,246             -             -
      Deferred income tax
       assets                      (1,042)            -             -
      Loss on sale of
       property, plant and
       equipment                       48             -             -
      Changes in assets and
       liabilities:
         Accounts receivable       (2,379)         (556)          203
         Inventories                  (20)       (1,833)       (2,748)
         Other assets               1,918           101         1,722
         Accounts payable         (23,119)       19,076           541
         Other liabilities            644        (2,732)        1,308
                             ------------- ------------- -------------
      Net cash (used in)
       provided by operating
       activities                  (5,927)       (6,619)       26,066
                             ------------- ------------- -------------

Cash flows from investing
 activities:
  Additions to property,
   plant and equipment             (3,168)         (188)       (2,982)
  Proceeds on disposal of
   property, plant and
   equipment                            2             -            67
                             ------------- ------------- -------------
      Net cash used in
       investing activities        (3,166)         (188)       (2,915)
                             ------------- ------------- -------------

Cash flows from financing
 activities:
  Principal payments on long-
   term debt                      (13,000)            1       (21,183)
  Net increase in revolving
   line of credit borrowings            -             -             -
  Proceeds from senior term
   loan                           200,000             -             -
  Proceeds from senior
   subordinated notes             149,250             -             -
  Repayment of long-term debt    (275,920)            -             -
  Contribution from member        117,000             -             -
  Distribution to old
   unitholders                   (154,658)            -             -
  Debt financing costs            (13,230)            -             -
  Cash paid for capitalized
   offering related costs          (1,364)            -        (1,071)
  Net proceeds - management
   note                                 -           (71)            -
  Repayment of management
   note                                 -             -             -
  Proceeds from long-term
   debt                                 -             -             -
                             ------------- ------------- -------------
      Net cash provided by
       (used in) financing
       activities                   8,078           (70)      (22,254)
                             ------------- ------------- -------------

(Decrease) increase in cash        (1,015)       (6,877)          897
Cash at beginning of period         4,594        11,471         7,937
                             ------------- ------------- -------------
Cash at end of period              $3,579        $4,594        $8,834
                             ============= ============= =============


    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Nine Months Ended September 30, 2005

    OVERVIEW

    As a result of the January 27, 2005 transactions described further below, activity that occurred prior to January 27, 2005 has been reflected as the Predecessor and activity that occurred after January 27, 2005 has been reflected as the Successor. We have inserted a dark vertical line to segregate the activities of the Predecessor and Successor. The distinction between Predecessor and Successor relates to the application of purchase accounting in accordance with Statement of Financial Standard (SFAS) No. 141, "Business Combinations." The basis of the assets and liabilities has been reflected at fair market values in the Successor financial statements.
    Throughout this news release, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as "Alliance Holdings," and, together with its consolidated operations, as "Alliance," "we," "our," "Predecessor," "Successor," and "us," unless otherwise indicated. Any reference to "Alliance Laundry" refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.
    The unaudited financial statements as of and for the quarter ended September 30, 2005 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including our wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.
    This news release for the period ended September 30, 2005 should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes our audited financial statements as of and for the year ended December 31, 2004.

    SALE OF ALLIANCE LAUNDRY HOLDINGS LLC

    On January 27, 2005, ALH Holding Inc. ("ALH"), an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board ("OTPP"), acquired 100% of the outstanding equity interests in Alliance Holdings pursuant to a unit purchase agreement for aggregate consideration of $466.3 million. In connection with such acquisition, the executive officers of Alliance Laundry acquired $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to ALH's stock purchase and rollover investment plan. A portion of the aggregate acquisition consideration was used to repay our existing indebtedness, redeem our outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to the then current equity holders of Alliance Holdings.
    We refer to the acquisition of Alliance Holdings and the related management investments in ALH as the "Acquisition." The Acquisition was financed with $350.0 million of debt financing described below, the management equity, approximately $107.4 million of new equity capital from OTPP and available cash. As a result of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interests of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is owned by our management.
    In connection with the closing of the Acquisition, we consummated the following financing transactions, (the "Financing Transactions," which we refer to, together with the Acquisition, as the "Transactions"):

    -- the closing of the issuance of $150.0 million 8 1/2% senior subordinated notes due January 15, 2013, the "2005 Senior
        Subordinated Notes." The proceeds from the 2005 Senior
        Subordinated Notes offering were $149.3 million;

    -- the closing of Alliance Laundry's new $250.0 million senior secured credit facility, which we refer to as the "New Senior Credit Facility," consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility. On the closing date (January 27, 2005), the term loan facility was drawn in full, but the revolving credit facility remained undrawn; and

    -- the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 9 5/8% Senior Subordinated Notes due 2008 (the "1998 Senior Subordinated Notes"). The tender offer expired at 5:00 PM New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.

    In connection with the consummation of the Transactions, Alliance Laundry and Alliance Laundry Corporation became the obligors under the 2005 Senior Subordinated Notes. Alliance Laundry is the borrower and obligor under the New Senior Credit Facility and Alliance Laundry Corporation became a guarantor under the New Senior Credit Facility, and Alliance Holdings became a guarantor of the New Senior Credit Facility and the 2005 Senior Subordinated Notes.

    Alliance Laundry Corporation is a wholly-owned subsidiary of Alliance Laundry and was originally incorporated for the sole purpose of serving as a co-issuer of the 1998 Senior Subordinated Notes. Alliance Holdings is the parent of Alliance Laundry and has provided a full and unconditional guarantee of the 2005 Senior Subordinated Notes. Alliance Holdings and Alliance Laundry Corporation do not have any operations or assets independent of Alliance Laundry.

    RESULTS OF OPERATIONS

    As a result of the Acquisition, the Consolidated Financial Statements present our results of operations, financial position and cash flows prior to the date of the Acquisition transaction under "Predecessor." The financial effects of the Acquisition transaction and our results of operations, financial position and cash flows following the closing of the Acquisition are presented under "Successor." In accordance with generally accepted accounting principles in the United States, or GAAP, our Predecessor results have not been aggregated with our Successor results and, accordingly, our Consolidated Financial Statements do not show results of operations or cash flows for the nine months ended September 30, 2005. However, in order to facilitate an understanding of our results of operations for the nine months ended September 30, 2005 in comparison with the nine months ended September 30, 2004, we have presented and discussed below our Predecessor results and our Successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be considered in isolation or as a substitute for the Predecessor and Successor results.


The following table sets forth our historical net revenues for the periods indicated:

                                                  Quarter Ended
                                           ---------------------------
                                           September 30, September 30,
                                                2005          2004
                                           ---------------------------
                                              (Dollars in millions)
Net revenues:
  Commercial laundry                              $68.5         $55.8
  Service parts                                     9.9           9.3
                                           ------------- -------------
                                                  $78.4         $65.1
                                           ============= =============

The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:

                                                  Quarter Ended
                                           ---------------------------
                                           September 30, September 30,
                                               2005          2004
                                           ------------- -------------

Net revenues                                      100.0%        100.0%
Cost of sales                                      71.4%         72.1%
Gross profit                                       28.6%         27.9%
Selling, general and administrative
 expense                                           12.5%         12.7%
Securitization and other costs                      0.1%            -
 Operating income                                  16.0%         15.2%
  Net income                                        4.3%          4.7%


    Net revenues. Net revenues for the quarter ended September 30, 2005 increased $13.2 million, or 20.3%, to $78.4 million from $65.1 million for the quarter ended September 30, 2004. This increase was attributable to higher product revenues of $12.6 million, and service parts revenue increases of $0.6 million. The increase in product revenue was due to higher North American commercial equipment revenue of $7.6 million, higher international revenue of $2.8 million and higher earnings from our off-balance sheet equipment financing program of $2.6 million, with lower U.S. consumer laundry revenue of $0.4 million. Revenue for North America was higher for coin-operated laundry customers and on-premise laundries. Revenue for international customers was higher primarily in Asia, Latin America and Europe. Our off-balance sheet equipment financing program earnings were higher due to an increase in notes sold and due to adjusting beneficial interests to their respective fair market values. The revenue increases stated above include net price increases of approximately $4.0 million.
    Gross profit. Gross profit for the quarter ended September 30, 2005 increased $4.3 million, or 23.4%, to $22.4 million from $18.1 million for the quarter ended September 30, 2004. This increase was primarily attributable to price increases, profit margins related to increased sales and the higher earnings from our off-balance sheet equipment financing program. These gross profit increases were partially offset by material cost increases of approximately $3.2 million, mostly related to steel cost increases, and higher depreciation expense of $0.5 million driven by the Acquisition asset write-up to fair market values. As a result of these factors, gross profit as a percentage of net revenues increased to 28.6% for the quarter ended September 30, 2005 from 27.9% for the quarter ended September 30, 2004.
    Selling, general and administrative expense. Selling, general and administrative expense for the quarter ended September 30, 2005 increased $1.6 million, or 19.4%, to $9.8 million from $8.2 million for the quarter ended September 30, 2004. The increase in selling, general and administrative expense was primarily due to increased amortization expenses of $1.0 million driven by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network. Expenses also increased by $0.3 million as a result of a retention program for key executives and increased by $0.3 million for management bonuses. Selling, general and administrative expense as a percentage of net revenues decreased to 12.5% for the quarter ended September 30, 2005 as compared to 12.7% for the quarter ended September 30, 2004 as these costs did not increase as significantly as net revenues.
    Operating income (loss). As a result of the foregoing, operating income (loss) as a percentage of net revenues increased to 16.0% for the quarter ended September 30, 2005 as compared to 15.2% for the quarter ended September 30, 2004.
    Interest expense. Interest expense for the quarter ended September 30, 2005 decreased $0.7 million, or 10.4%, to $6.1 million from $6.8 million for the quarter ended September 30, 2004. Interest expense in 2005 includes a favorable non-cash adjustment of $0.8 million to reflect changes in the fair value of an interest rate swap agreement entered into after the Acquisition. There was essentially no change in the fair value of a previous interest rate swap agreement for the quarter ended September 30, 2004.
    Income tax provision. The provision for income taxes for the quarter ended September 30, 2005 was $3.0 million, with no similar provision for the quarter ended September 30, 2004. Prior to January 28, 2005, we did not provide for U.S. federal income taxes or tax benefits as the Predecessor Company was a partnership for tax reporting purposes and the payment of federal and most state taxes were the responsibility of the partners.
    Net income (loss). As a result of the foregoing, our net income for the quarter ended September 30, 2005 increased $0.4 million, or 11.1%, to $3.4 million from $3.0 million for the quarter ended September 30, 2004. Net income (loss) as a percentage of net revenues for the quarter ended September 30, 2005 decreased to 4.3% for the quarter ended September 30, 2005 as compared to 4.7% for the quarter ended September 30, 2004.
    Below is a reconciliation of the combined results of operations for the periods presented (in thousands):


                January 28,    January 1,   Nine Months   Nine Months
               2005 through   2005 through     Ended         Ended
               September 30,  January 27,  September 30, September 30,
                   2005          2005          2005          2004
               ------------- ------------- ------------- -------------
                 Successor    Predecessor    Combined     Predecessor
Net revenues:
  Commercial
   and consumer
   laundry         $185,767       $17,470      $203,237      $176,023
  Service parts      27,493         3,213        30,706        28,773
               ------------- ------------- ------------- -------------
                    213,260        20,683       233,943       204,796

Cost of sales       164,374        15,585       179,959       144,761
               ------------- ------------- ------------- -------------
Gross profit         48,886         5,098        53,984        60,035

Selling,
 general and
 administrative
 expense             26,673         3,829        30,502        25,995
Securitization
 and other
 costs                8,055             -         8,055             -
Transaction
 costs
 associated
 with sale of
 business                 -        18,790        18,790             -
               ------------- ------------- ------------- -------------
Total operating
 expense             34,728        22,619        57,347        25,995
               ------------- ------------- ------------- -------------
    Operating
     income
     (loss)          14,158       (17,521)       (3,363)       34,040

Interest
 expense             17,439           995        18,434        19,219
Loss from early
 extinguishment
 of debt                  -         9,867         9,867             -
Costs related
 to abandoned
 public
 offerings                -             -             -         1,298
               ------------- ------------- ------------- -------------
    (Loss)
     income
     before
     taxes           (3,281)      (28,383)      (31,664)       13,523
Provision for
 income taxes          (995)            9          (986)           64
               ------------- ------------- ------------- -------------
    Net (loss)
     income         $(2,286)     $(28,392)     $(30,678)      $13,459
               ============= ============= ============= =============


Below is a reconciliation of certain items of the combined statements of cash flows for the periods presented (in thousands):

                January 28,    January 1,   Nine Months   Nine Months
               2005 through  2005 through      Ended         Ended
               September 30,  January 27,  September 30, September 30,
                   2005          2005          2005          2004
               ------------- ------------- ------------- -------------
                 Successor    Predecessor    Combined     Predecessor
Net cash (used
 in) provided
 by operations      $17,029      $(20,675)      $(3,646)      $25,040
Net cash (used
 for) provided
 by working
 capital            (22,956)       14,056        (8,900)        1,026
               ------------- ------------- ------------- -------------
Net cash (used
 in) provided
 by operating
 activities         $(5,927)      $(6,619)     $(12,546)      $26,066
               ------------- ------------- ------------- -------------

Cash flows from
 investing
 activities:
  Additions to
   property,
   plant and
   equipment        $(3,168)        $(188)      $(3,356)      $(2,982)
  Proceeds on
   disposal of
   property,
   plant and
   equipment              2             -             2            67
               ------------- ------------- ------------- -------------
    Net cash
     used in
     investing
     activities     $(3,166)        $(188)      $(3,354)      $(2,915)
               ------------- ------------- ------------- -------------

Cash flows from
 financing
 activities:
  Principal
   payments on
   long-term
   debt            $(13,000)           $1      $(12,999)     $(21,183)
  Proceeds from
   senior term
   loan             200,000             -       200,000             -
  Proceeds from
   senior
   subordinated
   notes            149,250             -       149,250             -
  Repayment of
   long-term
   debt            (275,920)            -      (275,920)            -
  Contribution
   from member      117,000             -       117,000             -
  Distribution
   to old
   unitholders     (154,658)            -      (154,658)            -
  Debt
   financing
   costs            (13,230)            -       (13,230)            -
  Cash paid for
   capitalized
   offering
   related
   costs             (1,364)            -        (1,364)       (1,071)
  Net proceeds
   - management
   note                   -           (71)          (71)            -
               ------------- ------------- ------------- -------------
    Net cash
     provided
     by (used
     in)
     financing
     activities      $8,078          $(70)       $8,008      $(22,254)
               ============= ============= ============= =============


    Net revenues. Net revenues for the nine months ended September 30, 2005 increased $29.1 million, or 14.2%, to $233.9 million from $204.8 million for the nine months ended September 30, 2004. This increase was attributable to higher product revenue of $27.2 million and higher service parts revenue of $1.9 million. The increase in product revenue was due to higher international revenue of $8.4 million, higher North American commercial equipment revenue of $12.8 million, higher U.S. consumer laundry revenue of $3.1 million and higher earnings from our off-balance sheet equipment financing program of $2.9 million. Revenue for North America was higher for coin-operated laundry customers and on-premise laundries. Revenue for international customers was higher in Asia, Europe, Latin America and middle eastern countries. Alliance re-entered the U.S. consumer laundry marketplace in the third quarter of 2004, and as such, there was no comparable revenue recognized in the first six months of 2004. The revenue increases stated above include net price increases of approximately $11.8 million, which were effective during the quarter ended March 31, 2005.
    Gross profit. Gross profit for the nine months ended September 30, 2005 decreased $6.0 million, or 10.1%, to $54.0 million from $60.0 million for the nine months ended September 30, 2004. This decrease was primarily attributable to the amortization of $6.2 million related to an inventory step-up to fair market value recorded on the Acquisition date, higher depreciation expense of $4.2 million driven by the Acquisition asset write-up to fair market values and material cost increases of approximately $11.7 million, mostly related to steel cost increases. These cost increases as compared to the prior year were mostly offset by price increases, margins associated with higher sales volumes and the higher earnings from our off-balance sheet equipment financing program. As a result of these factors, gross profit as a percentage of net revenues decreased to 23.1% for the nine months ended September 30, 2005 from 29.3% for the nine months ended September 30, 2004.
    Selling, general and administrative expense. Selling, general and administrative expense for the nine months ended September 30, 2005 increased $4.5 million, or 17.3%, to $30.5 million from $26.0 million for the nine months ended September 30, 2004. The increase in selling, general and administrative expense was primarily due to $2.8 million of increased amortization expenses driven primarily by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network and charges related to $0.5 million of non-cash incentive compensation resulting from the acceleration of vesting for incentive units on the date of the Acquisition. Sales expenses also increased by $0.8 million as compared to the prior period due to incremental costs associated with consumer laundry and higher trade show and advertising costs. As a result of these factors, selling, general and administrative expense as a percentage of net revenues increased to 13.0% for the nine months ended September 30, 2005 as compared to 12.7% for the nine months ended September 30, 2004.
    Securitization and other costs. Securitization and other costs for the nine months ended September 30, 2005 were $8.1 million, with no similar costs in 2004. These costs are comprised of $8.1 million of transaction costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables. Securitization and other costs as a percentage of net revenues was 3.5% for the nine months ended September 30, 2005. Substantially all of these costs were incurred during the quarter ended June 30, 2005.
    Transaction costs associated with sale of business. Transaction costs associated with sale of business for the nine months ended September 30, 2005 were $18.8 million, with no similar costs in 2004. These costs are comprised of seller transaction fees including transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, a management sale bonus of $6.2 million and advisory fees to Bain Capital Partners LLC and Bruckman, Rosser, Sherrill & Co. of $6.8 million. Transaction costs associated with sale of business as a percentage of net revenues was 8.0% for the nine months ended September 30, 2005. All transaction costs associated with the sale of the business were incurred during the quarter ended March 31, 2005.
    Operating income (loss). As a result of the foregoing, operating income (loss) for the nine months ended September 30, 2005 decreased $37.4 million, to a loss of $3.4 million as compared to operating income of $34.0 million for the nine months ended September 30, 2004. Operating income as a percentage of net revenues decreased to negative 1.4% for the nine months ended September 30, 2005 as compared to a positive 16.6% for the nine months ended September 30, 2004.
    Interest expense. Interest expense for the nine months ended September 30, 2005 decreased $0.8 million, or 4.1%, to $18.4 million from $19.2 million for the nine months ended September 30, 2004. This decrease was primarily attributable to the recognition of $0.7 million of interest income in 2005 related to investor promissory notes for the period from May 5, 1998 through January 27, 2005 in accordance with applicable accounting requirements and lower average interest rates associated with the current capital structure as compared to the average interest rates for the Predecessor Company.
    Loss on early extinguishment of debt. Loss on early extinguishment of debt for the nine months ended September 30, 2005 was $9.9 million, with no similar costs in 2004. These costs include the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. Offering related expense as a percentage of net revenues was 4.2% for the nine months ended September 30, 2005.
    Costs Related to Abandoned Public Offerings. Costs related to abandoned public offerings for the nine months ended September 30, 2004 were $1.3 million with no similar costs in 2005. During 2004, we pursued an initial public offering of Income Deposit Securities for which we incurred offering related expenses and for which we capitalized debt and offering related costs totaling $3.1 million as of September 30, 2004. In the fourth quarter of 2004, this public offering was abandoned and all related capitalized costs were expensed at that time.
    Income tax provision. The provision for income taxes for the nine months ended September 30, 2005 was a benefit of $1.0 million, with no similar provision for the quarter ended September 30, 2004. Prior to January 28, 2005, we did not provide for U.S. federal income taxes or tax benefits as the Predecessor Company was a partnership for tax reporting purposes and the payment of federal and most state taxes were the responsibility of the partners.
    Net income (loss). As a result of the foregoing, our net loss for the nine months ended September 30, 2005 was $30.7 million as compared to net income of $13.5 million for the nine months ended September 30, 2004. Net (loss) income as a percentage of net revenues for the nine months ended September 30, 2005 was a negative 13.1% as compared to a positive 6.6% for the nine months ended September 30, 2004.

    LIQUIDITY AND CAPITAL RESOURCES

    In connection with the consummation of the January 27, 2005 Transactions, we refinanced substantially all of our indebtedness with the proceeds of the offering of the 2005 Senior Subordinated Notes and borrowings under the New Senior Credit Facility.
    2002 Senior Credit Facility. All borrowings under our amended and restated credit agreement dated as of August 2, 2002 ("2002 Senior Credit Facility"), which was comprised of a $193.0 million term loan facility and a $45.0 million revolving credit facility were repaid in connection with the consummation of the Transactions and all outstanding letters of credit under our amended and restated August 2002 credit agreement were refinanced.
    New Senior Credit Facility. The New Senior Credit Facility is comprised of a senior secured revolving credit facility in a total principal amount of up to $50.0 million (less amounts received for letters of credit), which we refer to as the "New Revolving Credit Facility," and a senior secured term loan facility in an aggregate principal amount of $200.0 million, which we refer to as the "New Term Loan Facility." The New Revolving Credit Facility has a six-year maturity and the New Term Loan Facility has a seven-year maturity. We expect to use borrowings under the New Revolving Credit Facility for general corporate purposes, including working capital, capital expenditures and letters of credit. We used borrowings under the New Term Loan Facility together with proceeds from the offering of the 2005 Senior Subordinated Notes to pay the adjusted equity purchase price under the Acquisition, to repay outstanding debt, including the 2002 Senior Credit Facility, 1998 Senior Subordinated Notes, junior subordinated promissory notes, unreturned capital on certain preferred units, and to pay fees and expenses related to the Financing Transactions.
    The New Senior Credit Facility requires that we meet certain financial tests including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio. For the quarter ended September 30, 2005, the New Senior Credit Facility allows a maximum ratio of consolidated debt to Adjusted EBITDA (as defined by the New Senior Credit Facility) of 6.50. We are in compliance with this and all other debt related covenants as of September 30, 2005. The New Senior Credit Facility contains customary covenants and restrictions including, among others, limitations or prohibitions on capital expenditures and acquisitions, declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, guarantees, recapitalizations, mergers, asset sales and transactions with affiliates.
    Additional borrowings and the issuance of additional letters of credit under the New Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.
    Securitization Programs. On June 28, 2005, Alliance Laundry, through a special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2005 LLC ("ALER 2005"), and a trust, Alliance Laundry Equipment Receivables Trust 2005-A ("ALERT 2005A"), entered into a four year $330.0 million revolving credit facility (the "Asset Backed Facility"), backed by equipment loans and trade receivables originated by us. During the first four years of the new Asset Backed Facility, Alliance Laundry is permitted, from time to time, to sell its trade receivables and certain equipment loans to the special-purpose subsidiary, which in turn will sell them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the Asset Backed Facility in the form of funding notes, which are limited to an advance rate of approximately 95% for equipment loans and 60-70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $330.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After four years from the closing date, which is June 27, 2009, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years. As of September 30, 2005, the balance of variable funding notes due to lenders under the Asset Backed Facility for equipment loans was $219.1 million.
    Additional advances under the Asset Backed Facility are subject to certain continuing conditions, including but not limited to (i) covenant restrictions relating to the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.
    The variable funding notes under the Asset Backed Facility will commence amortization and borrowings thereunder will cease prior to four years after the closing date upon the occurrence of certain "rapid amortization events" which include: (i) a borrowing base shortfall exists and remains uncured, (ii) delinquency, dilution or default ratios on pledged receivables and equipment loans exceeding certain specified ratios in any given month, (iii) the days sales outstanding on receivables exceed a specified number of days, (iv) the occurrence and continuance of an event of default or servicer default under the Asset Backed Facility, including but not limited to, as servicer, a material adverse change in our business or financial condition and our compliance with certain required financial covenants, and (v) a number of other specified events.
    The risk of loss to the note purchasers under the new Asset Backed Facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided by us in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility are guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to the benefit of Alliance Laundry. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.
    The estimated fair value of Alliance Laundry's beneficial interests in the accounts receivable and notes sold to ALERT 2005A are based on the amount and timing of expected distributions to Alliance Laundry as the holder of the trust's residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of the variable funding notes issued by ALERT 2005A is accelerated upon an event of default or rapid amortization event described above.
    The Asset Backed Facility replaces a similar facility previously maintained with CDC Financial Products, Inc., Bear, Stearns & Co., Inc. and Altamira Funding, LLC (the "ALERT 2002A Facility"). In connection with the establishment of the new facility, Alliance Laundry, through its special-purpose subsidiaries, repurchased and simultaneously resold the assets held by the ALERT 2002A Facility to the new Asset Backed Facility.
    1998 Senior Subordinated Notes. On January 4, 2005, we commenced a cash tender offer and consent solicitation with respect to all $110.0 million of our outstanding 1998 Senior Subordinated Notes. The tender offer for the 1998 Senior Subordinated Notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.
    2005 Senior Subordinated Notes. As part of the Financing Transactions, we offered and sold $150.0 million of 2005 Senior Subordinated Notes and received proceeds of approximately $149.3 million. The 2005 Notes Indenture governing the 2005 Senior Subordinated Notes, among other things, restricts our ability and the ability of our restricted subsidiaries to make investments, incur or guarantee additional indebtedness, pay dividends, create liens, sell assets, merge or consolidate with other entities, enter into transactions with affiliates and engage in certain business activities.

    EBITDA and Adjusted EBITDA

    We have presented EBITDA below and Adjusted EBITDA below because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income (loss) before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. The indenture governing our 2005 Senior Subordinated Notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.
    The following is a reconciliation from net income (loss) to EBITDA and from EBITDA to Adjusted EBITDA for the combined periods presented (in thousands):


                                               Three Months Ended
                                           ---------------------------
                                           September 30, September 30,
                                               2005          2004
                                           ------------- -------------
                                             Successor    Predecessor

Net income (loss)                                $3,377        $3,039
Provision for income taxes                        3,026            10
                                           ------------- -------------
Net income (loss) before income taxes             6,403         3,049

Adjustments:
   Interest expense                              $6,138        $6,849
   Depreciation and amortization (a)              4,401         2,467
   Non-cash interest (income) included
    in amortization above                          (602)         (468)
                                           ------------- -------------
EBITDA                                          $16,340       $11,897
                                           ============= =============

Adjustments:
   Finance program adjustments (b)              $(2,615)       $1,091
   Other non-recurring charges (c)                  330            30
   Other non-cash charges (d)                         -          (130)
   Management fees paid to affiliates of
    Bain                                              -           262
                                           ------------- -------------
Adjusted EBITDA                                 $14,055       $13,150
                                           ============= =============


                January 28,   January 1,    Nine Months   Nine Months
               2005 through  2005 through      Ended         Ended
               September 30,  January 27,  September 30, September 30,
                   2005          2005          2005          2004
               ------------- ------------- ------------- -------------
                 Successor    Predecessor    Combined     Predecessor

Net income
 (loss)             $(2,286)     $(28,392)     $(30,678)      $13,459
Provision for
 income taxes          (995)            9          (986)           64
               ------------- ------------- ------------- -------------
Net income
 (loss) before
 income taxes        (3,281)      (28,383)      (31,664)       13,523

Adjustments:
  Interest
   expense          $17,439          $995       $18,434       $19,219
  Depreciation
   and
   amortization (a)  14,805           526        15,331         7,585
  Non-cash
   interest
   (income)
   included in
   amortization
   above             (1,552)            -        (1,552)       (1,428)
               ------------- ------------- ------------- -------------
EBITDA              $27,411      $(26,862)         $549       $38,899
               ============= ============= ============= =============

Adjustments:
  Finance
   program
   adjustments (b)  $(2,195)          $31       $(2,164)       $2,832
  Other non-
   recurring
   charges (c)        8,828        28,657        37,485         1,298
  Other non-
   cash charges (d)   6,246         1,089         7,335           540
  Management
   fees paid to
   affiliates
   of Bain                -            83            83           773
               ------------- ------------- ------------- -------------
Adjusted EBITDA     $40,290        $2,998       $43,288       $44,342
               ============= ============= ============= =============

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges include executive retention costs included in administrative expenses and infrequently occurring items as follows:

    -- Other non-recurring charges in 2004 relate to expenses associated with a proposed initial public offering of Income Deposit Securities ("IDS"). In connection with the proposed IDS offering, as of December 31, 2004 we had incurred and recorded $1.3 million of offering related expenses in the consolidated statement of income. In addition we had capitalized $3.5 million of debt and offering related costs in other assets within the consolidated balance sheet. On December 7, 2004, we chose to abandon the proposed IDS offering, and consequently wrote off the $3.5 million of capitalized costs in 2004. As of September 30, 2004 we had incurred $1.3 million of expenses associated with this proposed transaction.

    -- Other non-recurring charges for the period from January 1, 2005 through January 27, 2005 relate to seller transaction costs of $18.8 million incurred as part of the business sale and a loss on the early extinguishment of debt of $9.9 million. The seller transaction costs are primarily comprised of transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, Bain and BRS advisory fees of $6.8 million and a management sale bonus of $6.2 million. The loss on early extinguishment of debt includes the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes.

    -- Other non-recurring charges for the period from January 28, 2005 through September 30, 2005 relate to $8.1 million of costs associated with establishing a new asset backed facility for the sale of equipment notes and trade receivables and a periodic accrual of $0.8 million under a one time retention bonus agreement, entered into with certain management employees concurrent with the Acquisition. Under the retention bonus agreements, the executives are entitled to receive special retention bonus awards upon the second anniversary of the closing date of the Acquisition, subject generally to their continued employment with Alliance Laundry through such date. The aggregate amount of retention bonuses payable under these agreements is approximately $2.3 million.

(d) Other non-cash charges are described as follows:

    -- Non-cash charges for the period from January 1, 2005 through January 27, 2005 relate to non- cash incentive compensation expense resulting from the acceleration of vesting for the incentive units at the date of the Acquisition.

    -- Non-cash charges for the period from July 1, 2004 through September 30, 2004 relate to non- cash incentive compensation expense adjustments related to management incentive units.

    -- Non-cash charges for the period from January 28, 2005 through September 30, 2005 relate to $6.2 million associated with the inventory step-up to fair market value recorded at the Acquisition date.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, 920-748-1634